CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-31584 and 333-72760) and in the related Prospectus, and Form S-8 (File Nos. 33-63267, 33-63269, 33-63271 and 333-85803) of Freeport-McMoRan Copper & Gold Inc., of our reports dated January 16, 2003, except for Note 15, as to which the date is March 6, 2003, with respect to the 2002 consolidated financial statements and schedules of Freeport-McMoRan Copper & Gold Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2002.

Ernst & Young LLP

New Orleans, Louisiana

March 26, 2003